EXHIBIT 102
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                                  PRESS RELEASE


                PIRELLI ACQUIRES 9.54% OF OLIMPIA FROM INTESA AND
                                   UNICREDITO


Milan, 4 October 2006 - Pirelli & C. SpA today finalized the acquisition of the stakes in Olimpia SpA held by Banca Intesa SpA (4.77%) and Unicredito Italiano SpA (4.77%) for a consideration of approximately 585 million euros for each bank, as foreseen in the agreements between the parties which lapsed today following the exercising by the banks of their exit rights as announced in March 2006.

The transaction was financed with liquidity and the use of available lines of credit. The impact of the acquisition on the net debt of Pirelli & C. is approximately 1,040 million euros, as approximately 130 million euros are already accounted for in the Company's debt, due to the application of IFRS accounting standard.

For end-2006, Pirelli & C. conforms its forecast of net debt of approximately 2 billion euros.



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